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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             --------------------

                               AMENDMENT NO. 27
                                      TO
                                SCHEDULE 14D-9

         Solicitation/Recommendation Statement under Section 14(d)(4)
                    of the Securities Exchange Act of 1934
          (with respect to the Offer by General Dynamics Corporation and Grail Acquisition Corporation)

                             --------------------

                        NEWPORT NEWS SHIPBUILDING INC.
                           (Name of Subject Company)

                        NEWPORT NEWS SHIPBUILDING INC.
                       (Name of Person Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (INCLUDING ASSOCIATED SERIES A PARTICIPATING CUMULATIVE

                       PREFERRED STOCK PURCHASE RIGHTS)
                        (Title of Class of Securities)

                                   652228107
                     (CUSIP Number of Class of Securities)

                           STEPHEN B. CLARKSON, ESQ.
                        NEWPORT NEWS SHIPBUILDING INC.
                            4101 WASHINGTON AVENUE
                            NEWPORT NEWS, VA 23607
                                (757) 380-2000

      (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

                             ---------------------

                                With copies to:
                              Richard Hall, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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     Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on
Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereof (the "General Dynamics Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. Capitalized terms not defined herein have the meanings assigned thereto in the General Dynamics Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION

     Item 8 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

     On September 27, 2001, Northrop Grumman announced that it has extended the Northrop Grumman Offer for all outstanding Shares of the Company from September 27, 2001 to October 4, 2001, at midnight E.D.T.


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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        NEWPORT NEWS SHIPBUILDING INC.


                                        By: /s/ STEPHEN B. CLARKSON
                                            ----------------------------------
                                            Name:  Stephen B. Clarkson
                                            Title: Vice President,
                                                   General Counsel and
                                                   Secretary

Dated: September 28, 2001


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                                                                             4

                               INDEX TO EXHIBITS

Exhibit No.                         Description
------------                        --------------

*(a)(1)(A)           Offer to Purchase dated May 4, 2001 (filed as
                     Exhibit (a)(1)(i) to the Schedule TO of General Dynamics
                     Corporation and Grail Acquisition Corporation filed with the SEC on May 4, 2001 (the "General Dynamics Schedule
                     TO") and incorporated herein by reference).

*(a)(1)(B)           Form of Letter of Transmittal (filed as Exhibit (a)(1)(ii)
                     to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(C)           Form of Notice of Guaranteed Delivery (filed as
                     Exhibit (a)(1)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(D)           Form of Letter to Brokers, Dealers, Commercial Banks,
                     Trust Companies and other Nominees (filed as
                     Exhibit (a)(5)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(E)           Form of Letter to Clients for Use by Brokers, Dealers,
                     Commercial Banks, Trust Companies and other Nominees
                     (filed as Exhibit (a)(5)(ii) to the General Dynamics
                     Schedule TO and incorporated herein by reference).

*(a)(1)(F)           Guidelines for Certification of Taxpayer Identification
                     Number on Substitute Form W-9 (filed as
                     Exhibit (a)(5)(iii) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(G)           Summary Advertisement published on May 4, 2001 (filed as
                     Exhibit (a)(5)(v) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(2)              Letter to stockholders from William P. Fricks dated
                     May 4, 2001.

(a)(3)               Not Applicable.

 (a)(4)              Not Applicable.

*(a)(5)(A)           Opinion of Credit Suisse First Boston Corporation dated
                     April 24, 2001 (Included as Annex B hereto).

*(a)(5)(B)           Information Statement pursuant to Section 14(f) of the
                     Securities Exchange Act (Included as Annex A hereto).

*(a)(5)(C)           Text of press release issued by the Company, dated May 9,
                     2001, and letter from Northrop Grumman to the Company, dated May 8, 2001.

*(a)(5)(D)           Complaint filed by Patricia Heinmuller in the Court of
                     Chancery of the State of Delaware, in and for New Castle
                     County, on May 9, 2001 (filed as Exhibit (a)(5)(vii) to
                     Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(E)           Complaint filed by Ellis Investments, Ltd. in the Court
                     of Chancery of the State of Delaware, in and for New
                     Castle County, on May 10, 2001 (filed as Exhibit
                     (a)(5)(viii) to Amendment No. 2 to the General Dynamics
                     Schedule TO and incorporated herein by reference).


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                                                                             5

*(a)(5)(F)           Complaint filed by David Bovie in the Court of Chancery
                     of the State of Delaware, in and for New Castle County, on May 10, 2001 (filed as Exhibit(a)(5)(ix) to Amendment
                     No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(G)           Complaint filed by Efrem Weitschner, in the Court of
                     Chancery of the State of Delaware, in and for New Castle
                     County, on May 11, 2001 (filed as Exhibit (a)(5)(x) to
                     Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(H)           Complaint filed by Eric van Gelder, in the Court of
                     Chancery of the State of Delaware, in and for New Castle
                     County, on May 16, 2001 (filed as Exhibit (a)(5)(xi) to
                     Amendment No. 3 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(I)           Text of press release, dated May 25, 2001 (filed as
                     Exhibit (a)(5)(xii) to General Dynamics' Schedule TO and incorporated herein by reference).

*(a)(5)(J)           Text of press release issued by General Dynamics, dated
                     June 4, 2001 (filed as Exhibit (a)(5)(xiii) to General
                     Dynamics' Schedule TO and incorporated herein by reference).

*(a)(5)(K)           Text of press release issued by the Company, dated June 6,
                     2001 (filed as Exhibit (a)(5)(G) to the Northrop Grumman
                     Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(L)           Northrop Grumman Schedule 14D-9 filed with the SEC on
                     June 6, 2001 and incorporated herein by reference.

*(a)(5)(M)           Text of the June 2001, Volume 1 edition of the For Your
                     Benefit Newsletter, issued and distributed by the Company on June 6, 2001.

*(a)(5)(N)           Text of letter from Kent Kresa to William B. Fricks,
                     dated June 15, 2001 (filed as Exhibit (a)(5)(I) to the
                     Northrop Grumman Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(O)           Text of press release issued by Northrop Grumman, dated
                     June 21, 2001 (filed as Exhibit (a)(5)(G) to the Northrop
                     Grumman Schedule TO and incorporated herein by reference).

*(a)(5)(P)           Text of press release issued by General Dynamics, dated
                     June 25, 2001 (filed as Exhibit (a)(5)(xiv) to the
                     General Dynamics Schedule TO and incorporated herein by reference).

*(e)(1) Agreement and Plan of Merger, dated April 24, 2001, among General Dynamics, the Purchaser and the Company (filed as
                     Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 25, 2001 and incorporated herein by reference).

*(e)(2) Confidentiality Agreement, dated March 26, 2001, between General Dynamics and the Company (filed as Exhibit (d)(2) to the General Dynamics Schedule TO and incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)                  Not Applicable.

* Previously filed.